UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Charter Communications, Inc.
(Name of Issuer)

Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)

16117M305
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 11,203,955
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 11,203,955
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,203,955
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Encore, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners (PF), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Holdings (TE), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Encore (ERISA), LTD.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners, (ERISA) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Offshore Holdings (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 3,403,023
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 3,403,023
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,403,023
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Encore II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners II (FF), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners II (PF), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners II (TE), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Offshore Holdings II (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Offshore Holdings II (FF Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Offshore Holdings II (892 Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 16117M305	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Crestview Partners II GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐
(b) ☐

3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 0
6.	SHARED VOTING POWER 7,800,932
7.	SOLE DISPOSITIVE POWER 0
8.	SHARED DISPOSITIVE POWER 7,800,932
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,800,932
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8%
12.	TYPE OF REPORTING PERSON PN

Item 1.

(a)	Name of Issuer

Charter Communications, Inc.

(b)	Address of Issuer’s Principal Executive Offices

12405 Powerscourt Drive
St. Louis, MO 63131

Item 2.

(a)	Name of Person Filing

See Item 2(b) below.

(b)	Address of Principal Business Office or, if none, Residence

(1)	Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(2)	Encore, LLC c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(3)	Crestview Partners, L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(4)	Crestview Partners (PF), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(5)	Crestview Holdings (TE), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(6)	Encore (ERISA), Ltd. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(7)	Crestview Partners, (ERISA) L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(8)	Crestview Offshore Holdings (Cayman), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(9)	Crestview Partners GP, L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(10)	Encore II, LLC c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(11)	Crestview Partners II, L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(12)	Crestview Partners II (FF), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(13)	Crestview Partners II (PF), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(14)	Crestview Partners II (TE), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(15)	Crestview Offshore Holdings II (Cayman), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(16)	Crestview Offshore Holdings II (FF Cayman), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(17)	Crestview Offshore Holdings II (892 Cayman), L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(18)	Crestview Partners II GP, L.P. c/o Crestview, L.L.C. 667 Madison Avenue New York, NY 10065

(c)	Citizenship

See item 4 on Cover Pages to this Schedule 13G.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.001 per share

(e)	CUSIP Number

16117M305

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act 0f 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

(a)	Amount beneficially owned:

See item 9 on Cover Pages to this Schedule 13G.

Crestview, L.L.C. may be deemed to have beneficial ownership of the 3,403,023 shares of the reported securities directly beneficially owned by Encore, LLC and the 7,800,932 shares of the reported securities directly beneficially owned by Encore II, LLC.

Each of Crestview Partners GP, L.P., Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Partners, (ERISA) L.P. and Crestview Offshore Holdings (Cayman), L.P. may be deemed to have beneficial ownership of the 3,403,023 shares of the reported securities directly beneficially owned by Encore, LLC.  Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd. and Crestview Offshore Holdings (Cayman), L.P. are the members of Encore, LLC.  Crestview Partners, (ERISA) L.P. is the sole shareholder of Encore (ERISA), Ltd.  Crestview Partners GP, L.P. is the general partner of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners, (ERISA) L.P. and Crestview Offshore Holdings (Cayman), L.P.

Each of Crestview Partners II GP, L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. may deemed to have beneficial ownership of the 7,800,932 shares of the reported securities directly beneficially owned by Encore II, LLC.  Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P.,

Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P., each of which is a member of Encore II, LLC.

Crestview, L.L.C. is the general partner of Crestview Partners GP, L.P. and Crestview Partners II GP, L.P.

Each reporting person disclaims beneficial ownership of the reported securities except and to the extent of its pecuniary interest therein.

(b)	Percent of class:

See item 11 on Cover Pages to this Schedule 13G. The percentages reported herein are based on the 112,394,748 shares of Class A common stock of the Issuer outstanding as of September 30, 2010 and the 2,241,299 shares of Class B common stock of the Issuer (each of which is convertible at the holder’s option into one share of Class A common stock) outstanding as of September 30, 2010, as reported in the Issuer’s Form 10-Q filed November 3, 2010.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See item 5 on Cover Pages to this Schedule 13G.

(ii)	Shared power to vote or to direct the vote

See item 6 on Cover Pages to this Schedule 13G.

(iii)	Sole power to dispose or to direct the disposition of

See item 7 on Cover Pages to this Schedule 13G.

(iv)	Shared power to dispose or to direct the disposition of

See item 8 on Cover Pages to this Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

None.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 10, 2011

Crestview, L.L.C.

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert

Encore, LLC

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chief Executive Officer

Crestview Partners, L.P.
Crestview Partners (PF), L.P.
Crestview Holdings (TE), L.P.
Crestview Partners, (ERISA) L.P.
Crestview Offshore Holdings (Cayman), L.P.

By:  Crestview Partners GP, L.P, as General Partner
By: Crestview, L.L.C., as General Partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert

Crestview Partners GP, L.P.

By: Crestview, L.L.C., as General Partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert

Encore (ERISA), Ltd.

By:  Crestview Partners, (ERISA) L.P.
By: Crestview Partners GP, L.P, as General Partner
By: Crestview, L.L.C., as General Partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert

Encore, LLC

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chief Executive Officer

Crestview Partners II, L.P.
Crestview Partners II (FF), L.P.
Crestview Partners II (PF), L.P.
Crestview Partners II (TE), L.P.
Crestview Offshore Holdings II (Cayman), L.P.
Crestview Offshore Holdings II (FF Cayman), L.P.
Crestview Offshore Holdings II (892 Cayman), L.P.

By:  Crestview Partners II GP, L.P, as General Partner
By: Crestview, L.L.C., as General Partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert

Crestview Partners II GP, L.P.

By:  Crestview, L.L.C., as General Partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert